Exhibit 6.4

ROBOT CACHE S.L.

PROFESSIONAL SERVICES AGREEMENT

Beginning on or about July 9, 2018, Moonify S.A.R.L., a French company located at Cap Oméga, RPT Benjamin Franklin, 34000 Montpellier, France (“Consultant”) agrees to provide professional services for Robot Cache S.L., a Spanish company located at C/ Pilar 5 Edificio Peceño Local 9, 38002 Santa Cruz De Tenerife, Spain (“Company”) pursuant to the following terms and conditions:

1. Services. Acting as an independent contractor, Consultant will provide services on a priority basis for Company as stated in Exhibit A, attached hereto and incorporated herein by this reference, as the parties may amend such Exhibit in writing in good faith from time to time by their mutual written consent. Consultant will report to the person or persons designated by the CEO of Company.

2. Consideration. In consideration for such services and upon Company’s acceptance of completion of the tasks assigned, Consultant will receive from Company a fee which is payable in accordance with Exhibit A. Consultant agrees to pay all appropriate government taxes on Consultant’s income under this Agreement.

3. Expenses. Consultant understands that it is not authorized to incur any expenses on behalf of Company without prior written consent of the CEO of Company or an authorized person designated by the CEO of Company, and all statements submitted by Consultant for services and expenses shall be in the form prescribed by Company and shall be approved by the CEO of Company.

4. Termination. Company has the right, in its sole discretion, to cancel this engagement of Consultant for any reason or no reason. In the event of such a cancellation, Company’s sole obligation will be to pay Consultant for the fees with respect to all services performed which shall have been accepted as of that date by Company. Company will have no further obligation, whether financial or otherwise, to Consultant after such cancellation.

5. Confidentiality. Consultant will not, either during or subsequent to the term of this Agreement, directly or indirectly divulge to any unauthorized person any information designated as confidential by Company; nor will Consultant disclose to anyone other than a Company employee/consultant or use in any way other than in the course of the performance of this Agreement any information regarding Company, including Company’s product, market, financial or other plans, product designs and any other information not known to the general public whether acquired or developed by it during its performance of this Agreement or obtained from Company employees/consultants; nor will Consultant, either during or subsequent to the term of this Agreement, directly or indirectly disclose or publish any such information without prior written authorization from Company to do so. Unless otherwise specifically agreed to in writing, all information about and relating to projects under development by Company and/or parties doing work under contract to Company shall be considered confidential information. Consultant acknowledges and agrees that all of the foregoing information is proprietary to Company; that such information is a valuable and unique asset of Company, and that disclosure of such information to third parties or unauthorized use of such information would cause substantial and irreparable injury to Company’s ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this Paragraph 5, Consultant agrees that Company shall be entitled to injunctive and other equitable relief, without limiting the applicability of any other remedies.

6. Company Property. Consultant will return to Company any Company property that has come into its possession during the term of this Agreement, when and as requested to do so by Company and in all events upon termination of Consultant’s engagement hereunder, unless Consultant receives written authorization from Company to keep such property. Consultant will not remove any Company property from Company premises without written authorization from Company. The product of all work performed under this Agreement, including reports, drawings, computer programs and designs shall be the property of Company or its nominees, and Company or its nominees shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

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7. Inventions. Consultant will, during and subsequent to the term of this Agreement, communicate to CEO of Company all inventions made or conceived by it in connection with any project or work assignment performed by it for Company; and without further consideration assign all right, title and interest in such inventions to Company and will assist Company and its nominees in every proper way, entirely at Company’s expense, to obtain, maintain and defend for Company’s own benefit patents for these inventions in any and all countries, the inventions to be and to remain the property of Company or its nominees, whether patented or not.

8. Ownership. Consultant agrees that all concepts, art, audio-visuals, photos, films, sound, designs, animations, written materials, musical compositions, master recordings, software, software code, and any other copyrightable material which is designed or produced in connection with this Agreement (the “Work Product”) and all the documentation therefore and all copyrights therein and thereto, and all renewals and extensions thereof, shall be entirely Company’s property, free of any claims whatsoever by Consultant. Company shall, accordingly, have the sole and exclusive right to the copyright of the Work Product in Company’s name, as the owner and author thereof, and to secure any and all renewals and extensions of such copyright. It is understood and agreed that for such purposes the Work Product shall be considered works made for hire. Upon Company’s request, Consultant will execute and deliver to Company any assignments of copyright (including renewals and extensions thereof) in and to the Work Product as Company may deem necessary, and Consultant hereby irrevocably appoints Company its attorney-in-fact for the purpose of executing such assignments in Consultant’s name. Consultant further agrees to execute the copyright assignment attached as Exhibit B simultaneously with the execution of this Agreement and to cooperate with Company in perfecting the assignment of any rights to the Work Product designated in such assignment. To the maximum extent permissible by applicable law, Consultant waives all moral rights in and to the Work Product on a worldwide basis.

9. Representations and Warranties. Consultant represents and warrants that (a) all aspects of the copyrightable material which is designed or produced by Consultant in connection with this Agreement will not infringe upon the copyright or other rights of any person or entity; (b) Consultant is and at all times will remain possessed of all rights necessary to enter into and fulfill all of Consultant’s obligations under this Agreement; (c) Consultant’s entering into and fulfilling the obligations of this Agreement does not and will not infringe on the rights of any person or entity; with respect to all subject matter including ideas, processes, designs and methods which Consultant discloses or uses in the performance of this Agreement: (d) Consultant warrants that Consultant has the right to make disclosure and use thereof without liability to others; (e) to the extent that Consultant has patent applications, patents or other rights in the subject matter, Consultant hereby grants Company, its subsidiaries and affiliates, a royalty-free, irrevocable, world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter, excluding only such subject matter, if any, which is set forth in writing attached hereto and which is agreed to specifically by Company as being excluded from the grant; and (f) Consultant agrees to hold Company harmless for use of subject matter which Consultant knows or reasonably should know others have rights in, except, however, for subject matter and the identity of others having rights therein that Consultant discloses to Company in writing before Company uses the subject matter. Company represents and warrants that it holds, has been assigned, has licensed or its Client holds, has been assigned or has licensed the rights to any copyrighted works that it may ask Consultant to perform work upon or to derive work from.

10. Indemnification. Consultant hereby agrees to indemnify and hold harmless Company, its assignees, licensees, publishers and clients, and the owners, officers, employees, and agents of all of them, against any suits, losses, liabilities, damages, claims, settlements, costs and expenses, including reasonable attorney’s fees, arising from: (i) any breach of this Agreement or agreement between Consultant and another person or company; (ii) any use of proprietary information Consultant has obtained from sources other than Company; or (iii) any breach of the warranties contained in paragraph 9 hereof, as long as Company notifies Consultant of the claim and cooperates with Consultant in defending against the claim at Consultant’s expense. Company hereby agrees to indemnify and hold harmless Consultant, its assignees, licensees, publishers and clients, and the owners, officers, employees, and agents of all of them, against any suits, losses, liabilities, damages, claims, settlements, costs and expenses, including reasonable attorney’s fees, arising from the use of copyrighted works that Company specifically asked Consultant to perform work on or derive work from.

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11. Services Unique. Consultant recognizes that the services being performed by it under this agreement are of a special, unique, unusual, extraordinary and intellectual character giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this agreement by Consultant, Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

12. Uncontrollable Event. If either party cannot perform any of its obligations because something has happened which is beyond its reasonable control, then the non-performing party will: (i) notify the other party; (ii) take reasonable steps to resume performance as soon as possible; and (iii) not be considered in breach during the period in which the failure to perform is beyond the party’s reasonable control

13. Independent Contractor. Consultant is performing services for Company as an independent contractor. Nothing contained in this Agreement constitutes appointment of either party as an agent, representative, partner, joint-venture or employee of the other party for any purpose. Neither party can bind the other to any agreement with anyone else.

14. Non-Solicitation. Without the prior written consent of Company’s CEO, Consultant shall not, during the term of this Agreement and for a period of two (2) years after termination of this Agreement for any reason, on behalf of Consultant or any other individual or entity; (a) call on any of the partners, customers, clients or contact persons of Company or any affiliate or partner of Company that Consultant was introduced to either directly or indirectly during the term of this agreement, for the purpose of soliciting or inducing any of such publishers, customers or clients to acquire (or providing to any of such publishers, customers or clients) any product or service provided by Company or any affiliate or partner of Company, nor will Consultant in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such partners, customers or clients to take away, divert or direct their business to Consultant or any other person or entity; or (b) attempt to persuade or solicit either directly or indirectly any person, company or entity who is an employee, consultant, contractor, vendor, or partner of Company to terminate or act in a way which will negatively impact their existing relationship with Company. Consultant shall not during the term of this Agreement, for a period of two (2) years thereafter, and for such other period as may be prescribed by law, make disparaging or defamatory comments concerning Company to any third party nor make any disparaging or defamatory comments to any third party regarding the goods or services provided by, or methods of doing business of, Company or the current or former officers, directors, employees or agents of Company.

15. Controlling Law. This Agreement will be deemed entered into in Los Angeles County, California and will be governed by and interpreted in accordance with the substantive laws of the State of California. The parties agree that any dispute arising under this Agreement will be resolved in the state or federal courts in Los Angeles County and Consultant expressly consents to exclusive jurisdiction therein.

16. Entire Agreement. This Agreement and attached Exhibits constitute the entire Agreement between the parties pertaining to the subject matter hereof, and any and all written or oral agreements previously existing between the parties are expressly canceled. Consultant acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Any modifications of this Agreement must be in writing and signed by both parties hereto. Any such modification shall be binding only if and when signed by each party’s officers (or by Company’s officer and Consultant if Consultant is an individual).

17. Severability and Survivability. Should any provision of this Agreement be held to be void, invalid or inoperative, such provision shall be enforced to the extent possible and the remaining provisions of this Agreement shall not be affected. The following Paragraphs shall survive the expiration or termination of this Agreement: 5, 7, 8, 9, 10, 11, 13, 14, 15, 16, 17 and 18.

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18. Limitation of liability. Consultant will not be responsible for any issue caused by the smart contracts or any other related code and functionalities delivered by the Consultant. Consultant shall not be liable to Company for any lost profits, lost revenues, or any consequential damages or costs, resulting from any claim or cause of action issued directly or indirectly from the delivered assets, codes, programs, smart contracts but not only.

Agreed to and Accepted:

Robot Cache S.L.	Moonify SAS

Name:	Name:	Pascal Jardé
	Title:	Managing Director

Date:	Date:	07/09/2018

	Tax I.D.	# FR75839125002
	Address:	Cap Oméga, RPT Benjamin Franklin 34000 Montpellier, France

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EXHIBIT A

1. Statement of Work

Consultant will design, develop and implement Ethereum blockchain based smart contracts for Company’s video game distribution platform.

The specific needs and scope of the services are as follows:

a) Writing the required smart contracts to allow a user to:

-	buy a game
-	become the owner of a license giving the right to play the game
-	declare an expiration date to use the game as a demo
-	sell the game

b) Two interfaced Ethereum smart contracts are required:

c) Smart Contract A

This smart contract is an augmented ERC 721. It will deal with:

-	game ownership (license to play)
-	expirable license to play
-	a method to check, for a given gamer, if he/she has the license of a given game.
-	includes Robot Cache store notion
-	payment of the fee to Robot Cache and the publisher of the game when a game is bought

d) Smart Contract B

This smart contract must be developed from the ground up. There is no available open sourced “market place” smart contract on the market currently. It must be coded from scratch and interfaced to the ERC721 contract.

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It will deal with:

-	Make a game available for sale
-	Make the “direct” transfer to another gamer
-	Selling a game available for sale.

2. Schedule and Payment

For services rendered under this Agreement, Consultant shall be paid the total sum of Thirty-six Thousand Eight Hundred Euros (€36,800.00) for completed and approved deliverables, according to the following schedule:

GamesCom POC - Deliverable	Workload (days)	Deliverable Date	Payment
Kick-off	0	July 09, 2018	2 800 €
Configuration of a testnet environment	1	July 10, 2018	—
SC A - Store web front listing games	3	July 13, 2018	—
SC A - Buying a game	1	July 16, 2018	—
SC A - Get a demo version of a game	1	July 17, 2018	—
SC A - Checking the license of a gamer and a game	1	July 18, 2018	—
SC A - Tests & contingency	7	July 27, 2018	8 400 €
TOTAL	14		11 200 €

FULL POC - Deliverable	Workload (days)	Deliverable Date	Payment
Kick-off	0	Sep 10, 2018	6 400 €
SC B - Basic structure of the smart contract	4	Sep 14, 2018	—
SC B - A game is directly transferred to one buyer	4	Sep 20, 2018	—
SC B - The game is on sale, and is still playable	4	Sep 26, 2018	—
SC B - The game has been sold and is transferred	4	Oct 2, 2018	—
SC B - Tests & contingency	16	Oct 25, 2018	19 200 €
TOTAL	32		25 600 €

Important note: QA should not be done by the developers who made the code. Moonify highly recommends to buy the services of a security company to validate security aspects of the coded smart contracts, because once launched, they will not be able to be changed. Moonify will not be accounted responsible if any security breach is discovered after the delivery of this POC.

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EXHIBIT B

COPYRIGHT ASSIGNMENT

The undersigned hereby assigns all rights, title and interest in and to the materials described below, including the copyright thereof, in the United States and throughout the world, together with any rights of action which may have accrued under said copyrights, which are owned by the undersigned, for One Dollar ($1.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, to Robot Cache S.L., a Spanish company, having a principal place of business at Santa Cruz De Tenerife, Spain.

Work: All protectable elements and materials relating to the entertainment software produced under the scope of the foregoing agreement.

For Consultant

Dated: 07/09/2018	By:	MOONIFY
	Name(s):	Pascal Jardé
	Title:	Managing Director
	Address:	Cap Oméga, RPT Benjamin Franklin
34000 Montpelier
France

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